Healthcare Triangle, Inc. Revolutionizing Healthcare Through Innovation September 8, 2021 © 2021 Healthcare Triangle, Inc. All rights reserved. Free Writing Prospectus filed pursuant to Rule 433 ; Registration Statement No . 333 - 259180

This presentation has been prepared by Healthcare Triangle , Inc . (the “Company”) and may contain forward - looking statements as defined in Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 , as amended, that are based on the Company’s current expectations, projections and forecasts about future events and trends that the Company believes may affect its business, financial condition, operating results and growth prospects . All statements contained in this presentation other than statements of historical fact, including but not limited to the roll - out of any product or capability, the timing, performance characteristics and utility of any such product or capability, and the impact of any such product or capability on the healthcare industry, future results of operations and financial position, business strategy and plans, market growth, and objectives for future operations, are forward - looking statements . The words “believe,” “may,” “see,” “will,” “estimate,” “continue,” “anticipate,” “assume,” “intend,” “expect,” “project,” “look forward,” “promise” and similar expressions are intended to identify forward - looking statements . Forward - looking statements are subject to substantial risks, uncertainties and other factors, including but not limited to (1) the structural change in the market for healthcare and life science in the United States, including uncertainty in the healthcare and life science regulatory framework and regulatory developments in the United States and foreign countries ; (2) our ability to generate revenue from sales of our platform and solutions to healthcare organizations and life science companies ; (3) our ability to effectively manage our growth, including the rate and degree of market acceptance of our solutions and SaaS offerings like CloudEZ, DataEZ ; and (4) our ability to offer new and innovative solutions like readabl . ai and services, attract new partners and clients, estimate the size of our target market, and maintain and enhance our reputation and brand recognition ; (5) the effects and potential effects of the COVID - 19 pandemic on our business and the delay in the contracting for services by our customers as a result of COVID - 19 pandemic ; (6) the effect of the concentration of revenue among top clients ; (7) the ability to protect the privacy of clients’ data and prevent security breaches ; (8) the timing, size and effect of business realignment and restructuring . The Company undertakes no obligation to update any forward - looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law . No representation or warranty, express or implied, is given as to the completeness or accuracy of the information or opinions contained in this document and neither the Company nor any of its directors, members, officers, employees, agents or advisers accepts any liability for any direct, indirect or consequential loss or damage arising from reliance on such information or opinions . Past performance should not be taken as an indication or guarantee of future performance, and no representation or warranty, express or implied, is made regarding future performance . We own or have rights to trademarks and service marks that we use in connection with the operation of our business, Healthcare Triangle, Inc and our logo as well as other protected brands . Solely for convenience, our trademarks and service marks referred to in this presentation are listed without the (SM) and (TM) symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names . In addition, graphics, images or illustrations pertaining to or demonstrating our products, data, services and/or technology that may be used herein are intended for illustrative purposes only unless otherwise noted . Additionally, we do not intend for our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies . We have indicated with (TM) symbols where these third - party trademarks are referred to in this presentation . This presentation also contains estimates and other statistical data made by independent parties and by the Company relating to market size and growth and other industry data . These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates . The Company has not independently verified the statistical and other industry data generated by independent parties and contained in this presentation and, accordingly, it cannot guarantee their accuracy or completeness . In addition, projections, assumptions and estimates of its future performance and the future performance of the markets in which it competes are necessarily subject to a high degree of uncertainty and risk due to a variety of factors . These and other factors could cause results or outcomes to differ materially from those expressed in the estimates made by the independent parties and by Healthcare Triangle . Non - GAAP Financial Measures : This presentation contains certain non - GAAP measures . These non - GAAP measures are in addition to, not a substitute for or necessarily superior to, measures of financial performance in accordance with U . S . GAAP . The GAAP measure most closely comparable to each non - GAAP measure used or discussed, and a reconciliation of the differences between each non - GAAP measure and the comparable GAAP measure, is available herein and within our public filings with the SEC . Cautionary Note Regarding Forward Looking Statements © 2021 Healthcare Triangle, Inc. All rights reserved. 2

Free Writing Prospectus

This presentation highlights basic information about us and the offering. Because it is a summary that has been prepared solely for informational purposes it does not contain all of the information that you should consider before investing in our Company. Except as otherwise indicated, this presentation speaks only as of the date hereof.

Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

This presentation includes industry and market data that we obtained from industry publications and journals, third party studies and surveys, internal company studies and surveys, and other publicly available information. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions that were used in preparing the forecasts from the sources relied upon or cited herein.

We have filed a Registration Statement on Form S-1 (File No. 333-259180) with the SEC, including a preliminary prospectus dated August 30, 2021 (the "Preliminary Prospectus"), with respect to the offering of our securities to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein and, when available, the final prospectus relating to the offering, and the other documents we have filed with the SEC, for more complete information about us and the offering. You may obtain these documents, including the Preliminary Prospectus, for free by visiting EDGAR on the SEC website at https://www.sec.gov.

Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling (212) 404-7002 or by email at syndicategroup@efhuttongroup.com.

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© 2021 Healthcare Triangle, Inc. All rights reserved. 4 RISK FACTORS The below is a summary of certain principal risks to our business and certain risks associated with this offering . It is only a summary . You should read the more detailed discussion of risks set forth in the Preliminary Prospectus on file with the SEC for a more complete discussion of the risks listed below and other risks . • We operate in a highly competitive industry, and if we are not able to compete effectively, our business and results of operations will be harmed . • Since we are focused on healthcare and Life Sciences industries factors that adversely affect these industries could also adversely affect us . • We may be unable to successfully execute our growth initiatives, business strategies, or operating plans . • If we fail to effectively manage our growth and organizational change, our business and results of operations could be harmed . • If security measures in connection with our platforms and services are breached or unauthorized access to patient’s or client’s data is otherwise obtained, our solutions may be perceived as not being secure, clients may reduce the use of or stop using our software solutions, and we may incur significant liabilities . • If we do not continue to innovate and provide services that are useful to customers and users, we may not remain competitive, and our revenue and results of operations could suffer . • The recent global pandemic of COVID - 19 could harm our business, results of operations, and financial condition . • We rely on third - party providers for web services/cloud services, computing infrastructure, databases and other technology - related services needed to deliver our cloud solutions . Therefore, a change of contractual relationship with such third - party providers or disruption of the services provided by them could adversely affect our business and subject us to liability . • Under the shared security model for the cloud, we rely on third - party providers for satisfying the compliance requirements including HIPAA, BAA, SOC - 2 and ISO related standards at the cloud computing infrastructure level or the technology services required to deliver our cloud solutions . • Our business success depends on our ability to properly utilize and protect our intellectual property and non - infringement of intellectual property of third parties, both in the U . S . and in the countries, we plan to expand to . • We are an “emerging growth company” and as such, we are subject to exemptions from certain disclosure requirements .

© 2021 Healthcare Triangle, Inc. All rights reserved. 5 Offering Overview Issuer: Healthcare Triangle, Inc. Proposed Exchange / Tickers: Nasdaq Capital Market / HCTI Offering Type: Underwritten Initial Public Offering Securities Issued: Shares of common stock Gross Offering Proceeds (including Over - Allotment): Up to $46.0 Million Over - Allotment: 15.0% Estimated Offering Price Range: $4.50 to $5.50 per share Common Stock outstanding prior to the offering (1) : 29,738,750 Anticipated Use of Proceeds: Acquisitions, convertible note repayment, working capital and for general corporate purposes Sole Book - Running Manager: EF Hutton, division of Benchmark Investments, LLC Expected Close: Q4 2021 (1) As of August 24, 2021

HCTI at a Glance: Innovative Industry Transforming Solutions

Healthcare Triangle ("HCTI") – healthcare IT provider enabling clients to deliver digital transformation, personalized healthcare and accelerate drug research & development through our proprietary technology platforms, automated solutions using AI and healthcare IT service offerings

- Recognized provider of cloud infrastructure migration, AI, data analytics, security & compliance and cloud managed services
- Electronic Health Records (EHRs) implementations, optimization and integration expertise
- Driving recurring revenues using our proprietary SaaS based platforms and solutions

Empowering life sciences companies and healthcare delivery organizations to *adopt cloud-first strategy to improve outcomes, quality, access and cost of healthcare*

Business Offerings

- Platform-based Solutions and Services
- Cloud and EHR Managed Services
- Healthcare IT & Compliance Services

Target Client Segments

- Healthcare Providers
- Pharma & Life Sciences
- Payers
- Medical Device Mfrs.

Revenue 2020
$31.3M

Gross Margin 2020
27.4%

Revenue H1 2021
$18M

Gross Margin H1 2021
30.7%

Pharmas
10+

Hospitals
100+

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Potential SaaS Driven Revenue Streams We are in the early stages of marketing CloudEz , DataEz and Readabl.AI as our SaaS offerings on a subscription basis, which we expect will provide us with recurring revenues. Platform - based (Expected recurring) - Enterprise Multi - Cloud Transformation using CloudEz - Cloud Data Analytics and Data Science using DataEz - Advanced Document Capture SaaS using Readabl.AI Cloud and EHR Managed Services (Expected recurring) - DevOps as a Service - Cloud Hosting (Backup/DR) and Consumption - EHR Managed Services - Cloud Security Operations Centers (SOC) Healthcare IT and Compliance Services - Cloud & Healthcare Advisory and Consulting - Data Science Services using AI/ML - Predictive Analytics - EHR Implementation, Optimization and Interoperability using HL7 & FHIR - Compliance Management: HIPAA, HITRUST and GxP © 2021 Healthcare Triangle, Inc. All rights reserved. 7

Channel Partnering with Software Industry Innovators and Leaders AWS Premier Consulting Partner Microsoft Gold Cloud Partner Google Cloud Premier Partner EPIC EHR MEDITECH EHR Splunk Snowflake © 2021 Healthcare Triangle, Inc. All rights reserved. 8

© 2021 Healthcare Triangle, Inc. All rights reserved. HCTI was founded to address critical needs in Healthcare IT HCTI’s CloudEz Accelerates Transformation on Cloud CloudEz automation ensures security; optimizes cloud utilization HCTI’s DataEz Deploys Hyperscale Data Lakes On - the - fly Business gets data analytics value quickly with low upfront costs HCTI’s readabl.ai streamlines the workflows Improves patient care, clinical efficiencies and Interoperability HCTI’s Cloud Transformation Frameworks Ensures Security Leverage AI/ML Bots for 24x7 compliance (HIPAA, HITRUST, etc.) HCTI’s Solutions and Services Modernizes Healthcare Our proven experts and SOPs enables flexibility for business Key Challenges Our Portfolio of Solutions Meeting Digital Transformation Demands (2) $30B US Healthcare Cloud Market by 2027; 17.4% CAGR (1) Proper Healthcare Data Management Strategy $40B Global HC Analytics Market by 2025; 23.5% CAGR (3) Patient Data Interoperability Issues (2) $555M Medical Document Mgmt. by 2025; $292M in 2020 (4) Securing and Protecting Patient Data and IPs $13B cost of Healthcare data breaches in the US (5) Rapid Innovation Demanded by COVID - 19 Crisis (2) $8B VC funds raised in Q3’20 in US alone (6) © 2021 Healthcare Triangle, Inc. All rights reserved. (3) Bloomberg - Business: Valuates US HC Market Report (4)  Market Data Forecast 9 (5) Infosecurity Magazine Feb 18, 2021 Report (6) PWC - CB Insights report (1) Absolution Market Insights (2) Deloitte 2021 Healthcare Report

© 2021 Healthcare Triangle, Inc. All rights reserved. 10 HCTI Market Positioning At the Nexus of rapidly growing HealthCare IT Healthcare Cloud Transformation Services Healthcare IT Services Healthcare Data Science and Analytics Healthcare Cloud Security & Compliance Global Market Spend: $68.5B (CAGR 14.7% - Markets and Markets) Global Market Spend: $40.7B by 2025 (CAGR 23.5% - Bloomberg) US Market Spend: $149B by 2025 ( CAGR 11.7% - Allied Market Research) US Market Spend: $30B by 2027 (CAGR 17.4% - Absolution Market Insights)

HCTI Competitive Advantage
Proprietary Platforms Create Value Differentiators

Edge over competition through our proprietary platforms

We believe that our platforms are years ahead of the competition and HITRUST self certified.

Substantial experience and Subject Matter Expertise

We are a "born-on-the-Cloud" company with cross-domain experience and extensive knowledge in clinical, financial and operational data to enable collaborative research & innovation across healthcare providers, pharma and biotech.

Expert in Cloud Security & Healthcare Compliance

We are a HITRUST self certified; HIPAA and GxP compliance experts.

Eco-system of partnerships

We are among 80 Premier Consulting Partners, out of 70,000 AWS partners; AWS audited MSP and Top-10 Healthcare Solutions Partner. We are a Premier Partner of Google Cloud Platform.

Entry Barriers

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© 2021 Healthcare Triangle, Inc. All rights reserved. 12 Growth Strategy We intend to become a Top - 10 Healthcare IT Provider in North America Expand in the U.S. and globally Scale through Acquisitions and Operational Efficiencies Sell through enterprise marketplaces (AWS, Google) Up - sell / cross - sell across customers Continue to innovate our platforms and solutions Accelerate growth through partnerships (AWS, Google, Azure)

Technology Portfolio Innovative Healthcare Transforming Solutions © 2021 Healthcare Triangle, Inc. All rights reserved.

Proprietary CloudEz Platform • Enterprise multi - cloud management platform enabling customers to manage their cloud infrastructure across private, hybrid and public clouds • Industry - first automated infrastructure compliance platform to facilitate continuous compliance with regulatory requirements such as GxP, HIPAA and HITRUST © 2021 Healthcare Triangle, Inc. All rights reserved. 14 Automation Security Compliance

Proprietary DataEz Platform • Cloud - native data science platform to enable personal healthcare data management and analytics • Unique capabilities to ingest, validate, store, securely analyze, and transform data from disparate sources; gain operational, financial, and clinical insights • Open API platform to integrate with leading visualization and reporting solutions © 2021 Healthcare Triangle, Inc. All rights reserved. 15 Ingest Analyze Insights

Proprietary Readabl.AI Platform • AI software to recognize and extract healthcare information from documents, faxes and narrative reports on public cloud • Ingest and process documents using OCR and Computer Vision APIs © 2021 Healthcare Triangle, Inc. All rights reserved. 16 Cloud - scale AI Healthcare Document Workflow Streamlined patient care through faster processing Accuracy through the latest AI and language processing models Scalability through the public cloud Cost reduction through labor savings

Healthcare IT Services • Experts in EPIC and MEDITECH EHR (electronic health records) implementation and optimization • Provider of managed services to improve clinical outcomes: • Interoperability assessments & services • Data assessments & tools • Clinical & training consulting • EHR Back - up and Disaster Recovery (DR) on the Cloud • Revenue Cycle Assessments © 2021 Healthcare Triangle, Inc. All rights reserved. 17 Utilized by 100+ hospitals across the US SPARQ - Strengthening People - centered Accessibility, Respect, and Quality 0DQDJHG6HUYLFHV ²     RSHUDWLRQDO FRQVXOWLQJFRVWUHGXFWLRQ 5HYHQXH&\FOH $VVHVVPHQW ²     RI WRWDOSDWLHQWUHYHQXH 0RYHWRWKH&ORXGIRU 'LVDVWHU5HFRYHU\ ²     VDYLQJVRYHU 2Q3UHP 63$54 ²   LQFUHDVHLQSURYLGHU HIILFLHQF\

Cloud Transformation Services

Multi-cloud Advisory › DevOps › SOC

Compliant – Qualified infrastructurein hours, not days

Secure – Automated security framework

Automated – Reduced operational cost by >20%

Reliable – Scale Cloud orchestration/ Service Catalog platform to 1000s of users

Intelligent – Fulfill intelligent business use cases through innovation platform

- Multi-cloud Advisory – To create secure, scalable, innovative, and robust enterprise IT cloud strategy
- DevOps as a Service – To migrate and manage IT infrastructure and applications in a continuous fashion on the cloud
- SOC (Security Operations Centers) – Operate and continuously monitor cloud environment through our automated BOTs/CloudEz platform to ensure security and regulatory compliance

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Financials © 2021 Healthcare Triangle, Inc. All rights reserved.

HCTI Capital Structure © 2021 Healthcare Triangle, Inc. All rights reserved. 20 In addition, we have issued 6,000 Series A Super Voting Preferred Stock to our Founder, Chairman and CEO, which entitles him to 1,000 votes per share and votes with our common stock as a single class on all matters to be voted or consented upon by the stockholders but is not entitled to dividends, any liquidation preference, conversion or redemption rights. SecureKloud Technologies, Inc. 25,500,000 85.75% Founder 750,000 2.52% Management Team 750,000 2.52% Others 2,738,750 9.21% Total Common Stock 29,738,750 100%

© 2021 Healthcare Triangle, Inc. All rights reserved. 21 Components of Revenue * Amount in millions Software Services • The Company earns revenue primarily through the sale of software services that is generated from providing strategic advisory, implementation, and development services . • The software services revenue is delivered on Time and Material or Fixed Price basis and are generally non - recurring . Managed Services and Support • Managed Services and Support includes post implementation support and cloud hosting . • Managed Services and Support is recurring in nature . Platform Services • Platform Services from CloudEz , DataEz and Readabl . AI are offered as a solution delivery model ; we have started offering Platform services on Software as a Service (SaaS) subscription model . • Platform revenues are generally non - cancelable and expected to be recurring .

Financial Growth Drivers Drive strong profitability with reinvestments in our growth engines Continue to invest on our technology platforms as well as sales & marketing Increased visibility and accelerating growth Signed contracts provide visibility into recurring revenue forecast Significant share in healthcare and life sciences business landscape Gaining momentum in digital transformation leveraging our platforms Poised for significant growth in recurring and platform revenue with our unique market positioning Recurring revenue 23% in 2019 grew to 53% in H12021 Managed Support and Services (Recurring Rev %) © 2021 Healthcare Triangle, Inc. All rights reserved. 22 2020 H12021 2019 23% 49% 53% *

Half Yearly Revenue Growth © 2021 Healthcare Triangle, Inc. All rights reserved. 23 Predictable Revenue Growth 69% Revenue Split by Line of Business 2020 H12021 * Amount in millions 2019 70% 23% 7% 41% 49% 10% 33% 53% 14% Software Services Managed Services and Support Platform Services 14 15 15 16 18 H1 2019 H2 2019 H1 2020 H2 2020 H1 2021

H1 2021 Revenue Bridge (By Business Unit) © 2021 Healthcare Triangle, Inc. All rights reserved. 24 * Amount in millions Contracted backlog as of August 2021: $32 M Visibility Into Incremental Revenue Growth

Quarterly Income Statement

Quarterly Income Statement	FY 19	Q1	Q2	Q3	Q4	FY 20	Q1	Q2	H1 FY 21
Software Services	20,067,651	3,811,294	3,343,455	2,680,603	3,056,726	12,892,077	2,724,581	3,216,842	5,941,423
Managed Services and Support	6,528,752	2,713,133	3,626,045	3,975,871	4,884,695	15,199,744	4,226,289	5,304,120	9,530,409
Platform Services	2,140,212	902,268	587,338	824,230	933,279	3,247,114	1,001,980	1,528,754	2,530,734
Revenue	**28,736,614**	**7,426,694**	**7,556,838**	**7,480,703**	**8,874,700**	**31,338,936**	**7,952,850**	**10,049,716**	**18,002,566**
Software Services	16,415,435	2,696,039	2,325,101	1,953,711	2,749,153	9,724,004	1,922,642	2,298,394	4,221,036
Managed Services and Support	5,164,455	2,194,381	2,694,491	3,042,581	3,793,170	11,724,623	3,337,295	3,864,781	7,202,076
Platform Services	1,308,167	363,087	530,982	309,603	100,769	1,304,440	512,717	541,214	1,053,931
Cost of Revenue	**22,888,057**	**5,253,507**	**5,550,574**	**5,305,895**	**6,643,091**	**22,753,067**	**5,772,654**	**6,704,389**	**12,477,043**
Software Services	3,652,216	1,115,254	1,018,354	726,892	307,573	3,168,074	801,939	918,449	1,720,388
Managed Services and Support	1,364,297	518,752	931,554	933,290	1,091,525	3,475,122	888,994	1,439,339	2,328,333
Platform Services	832,045	539,181	56,356	514,626	832,510	1,942,673	489,263	987,539	1,476,802
Gross Profit	**5,848,557**	**2,173,187**	**2,006,265**	**2,174,808**	**2,231,609**	**8,585,869**	**2,180,196**	**3,345,326**	**5,525,523**
Gross Profit %	**20.4%**	**29.3%**	**26.5%**	**29.1%**	**25.1%**	**27.4%**	**27.4%**	**33.3%**	**30.7%**
Research & Development	1,013,469	426,843	492,406	403,663	420,167	1,743,079	757,280	813,402	1,570,682
Sales & Marketing	687,600	366,248	260,588	771,808	1,026,198	2,424,841	667,805	804,984	1,472,789
General and Administrative	1,702,292	832,317	911,149	335,242	359,335	2,438,043	1,260,379	1,048,068	2,308,447
Operating Expenses	**3,403,362**	**1,625,408**	**1,664,143**	**1,510,713**	**1,805,700**	**6,605,963**	**2,685,465**	**2,666,454**	**5,351,918**
EBITDA	2,445,196	547,779	342,122	664,096	425,909	1,979,906	(505,268)	678,873	173,604
EBITDA %	**8.5%**	**7.4%**	**4.5%**	**8.9%**	**4.8%**	**6.3%**	**-6.4%**	**6.8%**	**1.0%**
Other Income	-	-	-	-	1,512,758	1,512,758	-	-	-
Interest Expesnes	52,576	18,108	5,650	27,179	27,708	78,646	95,093	164,122	259,215
Dep & Amortization	776,132	200,933	201,770	199,737	200,754	803,194	210,651	211,311	421,962
EBIT	**1,616,487**	**328,738**	**134,701**	**437,180**	**1,710,205**	**2,610,824**	**(811,013)**	**303,440**	**(507,573)**
EBIT%	**5.6%**	**4.4%**	**1.8%**	**5.8%**	**19.3%**	**8.3%**	**-10.2%**	**3.0%**	**-2.8%**
Taxes	444,371	88,606	36,659	64,653	67,462	257,381	3,083	734	3,817
EAT	**$ 1,172,116**	**$ 240,132**	**$ 98,042**	**$ 372,527**	**$ 1,642,743**	**$ 2,353,443**	**$ (814,096)**	**$ 302,706**	**$ (511,390)**

© 2021 Healthcare Triangle, Inc. All rights reserved.

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HEALTHCARE TRIANGLE

Income Statement © 2021 Healthcare Triangle, Inc. All rights reserved. 26 Income Statement FY 19 FY 20 H1 FY 21 Software Services 20,067,651 12,892,077 5,941,423 Managed Services and Support 6,528,752 15,199,744 9,530,409 Platform Services 2,140,212 3,247,114 2,530,734 Revenue 28,736,614 31,338,936 18,002,566 Software Services 16,415,435 9,724,004 4,221,036 Managed Services and Support 5,164,455 11,724,623 7,202,076 Platform Services 1,308,167 1,304,440 1,053,931 Cost of Revenue 22,888,057 22,753,067 12,477,043 Software Services 3,652,216 3,168,074 1,720,388 Managed Services and Support 1,364,297 3,475,122 2,328,333 Platform Services 832,045 1,942,673 1,476,802 Gross Profit 5,848,557 8,585,869 5,525,523 Gross Profit % 20.4% 27.4% 30.7% Research & Development 1,013,469 1,743,079 1,570,682 Sales & Marketing 1,289,893 2,424,841 1,472,789 General and Administrative 1,100,000 2,438,043 2,308,447 Operating Expenses 3,403,362 6,605,963 5,351,918 EBITDA 2,445,196 1,979,906 173,604 EBITDA % 8.5% 6.3% 1.0% Other Income - 1,512,758 - Interest Expenses 52,576 78,646 259,215 Dep & Amortization 776,132 803,194 421,962 EBIT 1,616,487 2,610,824 (507,573) EBIT% 5.6% 8.3% -2.8% Taxes 444,371 257,381 3,817 EAT 1,172,116$ 2,353,443$ (511,390)$

Balance Sheet

Balance Sheet	Dec-2019	Dec-2020	Jun-2021
Assets			
Current Assets			
Cash and cash equivalents	$ 974,830	$ 1,402,700	$ 1,549,972
Accounts receivable	4,170,237	6,396,150	6,827,694
Other current assets	146,300	228,848	1,846,292
Total current assets	5,291,367	8,027,698	10,223,958
Property and equiptment	41,646	15,786	46,653
Intangible assets	2,919,153	2,619,076	2,206,435
Loans and advances	-	445,003	826,303
Total assets	**$ 8,252,166**	**$ 11,107,563**	**$ 13,303,349**
Liabilities and stockholders' equity			
Current liabilities			
Accounts payable	$ 5,100,023	$ 4,349,638	$ 2,440,307
Accrued expenses and other current liabilities	349,145	491,780	782,503
Deferred revenue	749,029	297,775	266,975
Total current liabilities	6,198,197	5,139,193	3,489,785
Convertable Note	-	1,640,000	4,300,288
Long term liabilities	79,042	-	1,068,530
Total liabilities	**6,277,239**	**6,779,193**	**8,858,603**
Stockholders' equity			
Common stock	279	279	294
Stock options		-	
Securities premium	1,042,021	1,042,021	1,669,772
Retained earnings	932,627	3,286,070	2,774,680
Total stockholders' equity	1,974,927	4,328,370	4,444,746
Total liabilities and stockholders' equity	**$ 8,252,166**	**$ 11,107,563**	**$ 13,303,349**

© 2021 Healthcare Triangle, Inc. All rights reserved.

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Cashflow Statement © 2021 Healthcare Triangle, Inc. All rights reserved. 28 Cash Flow Statement Dec-2019 Dec-2020 Jun-2021 Net Income 1,172,116$ 2,353,443$ (511,390)$ Cash Flows - Operating activity Depreciation & Amortization 776,132$ 803,194$ 421,962$ Other Non-Cash Items 683,114$ Changes in Operating activity Accounts receivable / Unbilled accounts receivable 212,993$ (2,225,913)$ (431,544)$ Other current assets (1,212,164)$ (82,348)$ (1,617,444)$ Current liability 3,285,625$ (1,059,004)$ (2,030,708)$ Long term liability (266,900)$ (524,045)$ 1,068,530$ Net Operating Cash Flow 3,967,802$ (734,673)$ (2,417,480)$ Changes in Investing activity Intangible (3,648,941)$ (477,457)$ (9,321)$ FA -$ -$ (30,867)$ M&A -$ -$ -$ Changes in Financing activity Equity Infusion -$ -$ -$ Convertible Note -$ 1,640,000$ 2,604,940$ Net Cash Flow - Financing -$ 1,640,000$ 2,604,940$ Net Cash Flow 318,861$ 427,870$ 147,272$ Cash at the beginning 655,969$ 974,830$ 1,402,700$ Cash at the close 974,830$ 1,402,700$ 1,549,972$

Our People © 2021 Healthcare Triangle, Inc. All rights reserved.

© 2021 Healthcare Triangle, Inc. All rights reserved. 30 Management Team Suresh Venkatachari is our Chairman & Chief Executive Officer since October 2019 and leads our global leadership team . Mr . Venkatachari is also serving as the Chairman & CEO of the parent company, SecureKloud Technologies, Inc . since 2009 . He is a thoughtful leader and entrepreneur and has developed and executed demand - driven strategies to grow the businesses . He has founded multiple IT companies over the past 25 years, specialized in Banking, Healthcare and in Cloud Technologies . Anand Kumar is our Senior Vice President of Cloud Sales since January 2020 . Prior to that, he served as a Vice President at SecureKloud Technologies, Inc . for life sciences business from 2013 to December 2019 . He has deep domain expertise in successful multi/hybrid cloud strategy, enterprise cloud business transformation, and Data transformation combined with his background in IT security, compliance, and governance . Ashley Rogers is our Vice President of Sales & Product Development since its inception . Ms . Rogers served as the Delivery Manager of Cornerstone Advisors from 2015 to 2019 which HCTI acquired . She is a seasoned healthcare executive leader who brings nearly 15 years of enterprise healthcare technology delivery and sales experience to her role . Thyagarajan Ramachandran is our CFO with nearly 25 years of experience across Strategic Management, M&A, Fund Raising, Business Partnering, Corporate Governance and Financial Accounting . Mr . Thyagarajan has managed multiple cross - industry CFO positions dealing with Private Equity and Institutional investors and performed senior leadership roles at Trimble, Servion Global Solutions, Airtel and Maersk Shipping .

© 2021 Healthcare Triangle, Inc. All rights reserved. 31 Management Team Sudish Mogli is our Chief Technology Officer since January 2020 . Mr . Mogli served as the Vice President, Technology and leading the product engineering team at SecureKloud Technologies, Inc . from 2012 to December 2019 , and is credited with envisioning SecureKloud’s Cloud solutions for the life sciences and healthcare industry verticals . Lena Kannappan is our Head of Strategic Partnerships and a member of our Board since October 2019 . He has been the Chief Operating Officer and Head of Cloud, Identity, and Access Management business for SecureKloud Technologies, Inc . since 2013 . He founded FuGen Solutions acquired by SecureKloud in 2013 , is a serial entrepreneur with 25 + years of software industry experience and supports investments and M&A activities for SecureKloud . He is also one of the original founders of SAML 2 . 0 protocol and Federated Identity Management model for the industry . Shibu Kizhakevilayil is our Head of M&A and a member of our Board since October 2019 . In his role as Global Healthcare President, he was leading the healthcare division of SecureKloud Technologies, Inc . since 2015 and was also instrumental in identifying, acquiring and integrating healthcare IT companies . Mr . Kizhakevilayil had successfully built and sold 3 IT consulting companies in his earlier career .

© 2021 Healthcare Triangle, Inc. All rights reserved. 32 Management Team Michael Gill is our Vice President of Finance since May 2020 and responsible for finance, accounting, and compliance . Prior to that, he was Vice President of Finance and Senior Controller at SecureKloud Technologies, Inc . from February 2017 to April 2020 . His career includes accounting and financial services at one of the top public accounting firms in the world . Kristi Lane is our Vice President of Talent Management since May 2020 . Ms . Lane served as the Vice President of Talent Management of Cornerstone Advisors from 2013 to April 2020 , which HCTI acquired . She has over 25 years of experience in talent acquisition and management in Healthcare IT Consulting . Her diverse background combines a broad base of experiences in operations, recruiting, administration, and human resource management . Michael Campana is our Vice President of Marketing since February 2021 . He brings over 30 years of marketing leadership experience with focus on on enterprise services and solutions in the healthcare provider, payer, and pharmaceutical & life sciences segments . As a seasoned product marketing and creative strategist, he provides market insight and analysis in support of brand strategy and value proposition creation .

© 2021 Healthcare Triangle, Inc. All rights reserved. 33 Independent Board of Directors Dave Rosa is a member of our Board of Directors since August 2021 . He is also the President and CEO of NeuroOne Medical Technologies, a publicly traded company . He also serves on the boards of Biotricity a publicly traded company . Mr . Rosa has over 25 years of experience in holding a variety of senior management roles across several medical device markets . John Leo is a member of our Board of Directors since August 2021 . He is also the Chairman and Managing Member of Primary Capital . Mr . Leo comes with an experience of 20 years and is an experienced business operator, investment banker and fund manager . His experience includes deal origination, execution and financing for a broad range of investment banking transactions on a global basis . Prior to acquiring Primary Capital in 2007 Mr . Leo was the founder and CEO of American Union Securities April Bjornstad is a member of our Board of Directors since August 2021 . She is also the Director, Investor Relations at Microsoft Corporation . Ms . Bjornstad is a senior finance leader with nearly 30 years of experience across strategic management, M&A, and corporate finance Prior to joining Microsoft, Ms . Bjornstad served in senior leadership roles at Applied Materials Inc . , Sybase Inc . , Broadcom Corporation and Ernst & Young LLP . Brendan Gallagher is a member of our Board of Directors since August 2021 . He is also serving as Managing Director with CFGI and is the West Region’s market leader for CFGI’s Valuation practice . Prior to CFGI, Mr . Gallagher was a Principal in Ernst & Young’s Transaction Advisory Services practice for approximately 18 years . Mr . Gallagher brings over 22 years experience advising both public and privately - held businesses for strategic merger & acquisitions . Vivek Prakash is a member of our Board of Directors since October 2019 . Mr . Prakash currently serves as a member of the Board of Directors and various committees of private companies . Mr . Prakash during the period 2014 - 2019 has served as a member of the Board of Directors and various committees of an International Oil and Gas Company . He is a multifaceted business leader with over 40 years of proven track record and accomplishments in large commercial enterprises with a global footprint .

Thank you © 2021 Healthcare Triangle, Inc. All rights reserved.